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            TECHNICLONE INTERNATIONAL: REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT ("Agreement") is entered into as of
December   , 1995, by and among Techniclone International Corporation, a
California corporation ("Company") Swartz Investments, Inc., a Georgia corporation ("Swartz") and the subscribers ("Investors") to the Company's offering ("Offering") of up to Ten Million Dollars U.S. ($10,000,000 U.S.) of Class B Convertible Preferred Stock (the "Preferred Stock") pursuant to Regulation S.

         WHEREAS, Company desires to provide to Investors the right to obtain unrestricted and unlegended shares of stock under limited circumstances if Regulation S were to be deemed invalid or if for any reason Investor is precluded from removing the Regulation S restrictive legend or converting, selling or transferring its Preferred Stock after the forty 40 day Regulation S restricted period, and immediately after the ninety (90) day contractual period set forth in the Certificate of Determination governing the rights of the Preferred Stock; and

         WHEREAS, Investors desire the assurance that Company would take the steps necessary to effectuate a registration in such limited circumstances;

         THEREFORE, the parties agree to be bound by the following terms of this Registration Rights Agreement.

         1.      DEFINITIONS.  For purposes of this Agreement:

                 (a) The term "register", "registered," and "registration" refers to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933 (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document;

                 (b) The term "Shares" means the Common Stock of the Company issuable or issued upon conversion of the Preferred Stock issued to Investors in the Offering;

                 (c) The number of shares of "Shares Then Outstanding" shall be determined by the number of shares of Common Stock which have been issued or are issuable upon conversion of the Preferred Stock or upon exercise of the Warrant at the time of such determination;

                 (d) The term "Holder" means any person owning or having the right to acquire Shares or Warrant Shares, or any permitted assignee thereof;

                 (e) The term "Warrant" means the warrant granted to Swartz Investments in connection with the Offering; and

                 (f) The term "Warrant Shares" means the Common Stock of the Company issued upon the exercise of the Warrant.

                                 EXHIBIT 4.2



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         2.      REQUEST FOR REGISTRATION.

                 (a) If, Regulation S is deemed to be invalid or if for any reason Holder is precluded from removing the Regulation S restrictive legend, converting, selling or transferring its Preferred Stock and which precluded removal of legend, conversion, sale or transfer would have otherwise been allowed had Regulation S remained in full force and effect as it was on the date of the last purchase and sale of Preferred Stock ("Last Closing"), and if such change in law or the fact that Holder does not meet the requirements of another exemption precludes Holder from obtaining Shares without the Regulation S restrictive legend (set forth in Section 4.1(a) of the Subscription Agreement) after the forty 40 day Regulation S restricted period, and if, at any time after ninety 90 days after the Last Closing, the Company shall receive written request(s) from the Holders of Shares obtained or obtainable upon conversion of at least $1,000,000 of Preferred Stock (the "Initiating Holders"), for the Company to file a registration statement under the Act covering the registration of at least twenty percent (20%) of the number of Shares and Warrant Shares then outstanding, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 2(b), effect as soon as practicable, and in any event within seventy-five 75 days of the receipt of such request, the registration under the Act of all Shares and Warrant Shares which the Holders request, by notice given to the Company within ten (10) days of receipt of the Company's notice, to be registered as expeditiously as reasonably possible after the mailing of such notice by the Company (a "Demand Registration").

                 (b) If the Initiating Holders intend to distribute the Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in subsection 2(a). In such event, the right of any Holder to include his Shares and Warrant Shares in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Shares and Warrant Shares in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 5(f)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, and reasonably acceptable to the Company.

                 (c) The Company is obligated to effect only one Demand Registration pursuant to Section 2 of this Agreement. Company agrees to include all Shares and Warrant Shares held by all Holders (that are initiating Holders or have notified the Company of their desire to be included in the registration statement pursuant to 2(a) above) in such registration statement without cutback or reduction. In the event the Company breaches its obligation of the preceding sentences, any Holders of the Shares and Warrant Shares which were not included in such registration statement shall be entitled to a second Demand Registration for such excluded securities and shall keep the registration statement effective as required by Section 5.

                 (d) If in the opinion of the Company's counsel registration under the Act is not required, then the Company is not obligated to effect a demand registration under this Section 2 unless the Initiating Holders engage
(1) at Company's sole expense, outside counsel, whose reputation and fee structure shall be reasonably acceptable to Company, or (2) at their own expense,



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outside counsel, whose reputation is reasonably acceptable to Company, who opines that registration under the Act is required (i.e. there are no exemptions from registration under the Act which are available to the Holders of the Shares) for the immediate transfer of the Shares. Based on opinion of outside counsel, Company shall begin the registration of the Shares in accordance with
Section 1(a) of this Agreement.

         3. COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its Common Stock under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration on Form S-4 promulgated under the Act or any successor or similar form registering stock issuable upon a reclassification, upon a business combination involving an exchange of securities or upon an exchange offer for securities of the issuer or another entity), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given by fax within twenty (20) days after mailing of such notice by the Company, which request shall state the intended method of disposition of such Shares by such Holder, the Company shall cause to be registered under the Act all of the Shares and Warrant Shares that each such Holder has requested to be registered (a "Piggyback Registration").

         4.      LIMITATION ON OBLIGATIONS TO REGISTER.

                 In the case of a Piggyback Registration in an underwritten public offering by the Company, if the managing underwriter determines and advises in writing that the Shares and Warrant Shares to be included in such offering would interfere with the successful marketing of the securities proposed to be registered by the Company, then the number of such Shares and Warrant Shares to be included in the registration statement shall be allocated among all Holders who had requested Piggyback Registration, in the proportion that the number of Shares and Warrant Shares which each such Holder [including Swartz Investments] seeks to register bears to the total number of Shares and Warrant Shares sought to be included by all Holders [including Swartz Investments].

         5. OBLIGATIONS OF THE COMPANY. Whenever required under this Agreement to effect the registration of any Shares and Warrant Shares the Company shall, as expeditiously as reasonably possible:

                 (a) Prepare and file with the SEC a registration statement with respect to such Shares and Warrant Shares and use its most reasonable business efforts to cause such registration statement to become effective.

                 (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                 (c) Use best efforts to keep such registration statement effective for a period of at least two hundred seventy 270 days.



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                 (d) Furnish to the Holders such numbers of copies of a
prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Shares owned by them.

                 (e) Use its most reasonable business efforts to register and qualify the Shares and Warrant Shares covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders of the Shares and Warrant Shares covered by such registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                 (f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                 (g) At any time when a prospectus relating thereto is required to be delivered under the Act, notify each Holder of Shares and Warrant Shares covered by such registration statement of the happening of any event, the result of which event, would cause the prospectus included in such registration statement, as then in effect, to include an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                 (h) At the request of any Holder requesting registration of Shares and Warrant Shares pursuant to this Agreement, on the date that such Shares and Warrant Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) in the event of any underwritten public offering, furnish an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Shares and Warrant Shares; and, in the event of a public offering without an underwriter, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, to the effect that the registration statement has been declared effective, the Shares and Warrant Shares of the applicable Holders have been included, and such Holders may sell the Shares and Warrant Shares so covered by the registration statement
(ii) in the event of any underwritten public offering, a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Shares and Warrant Shares.

                 (i) Company shall be obligated to allow a Holder the right to conduct at Holder's expense a reasonable due diligence inquiry in connection with any offering conducted pursuant to this Agreement, Company further agrees to provide to Holder copies of the registration statement prior to its filing with the SEC.



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       6.        FURNISH INFORMATION. It shall be a condition precedent to
the obligations of the Company to take any action pursuant to this Agreement that the selling Holders shall furnish to the Company such information regarding themselves, the Shares or Warrant Shares held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Shares or Warrant Shares or to determine that registration is not required pursuant to Regulation S, or other applicable provisions of the Act.

         7. EXPENSES OF DEMAND REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and including the reasonable fees and disbursements incurred of only one counsel (up to a maximum of $5,000 for such counsel fees and disbursements), for the selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Shares and Warrant Shares to be registered (in which case all Holders who had requested such registration shall bear such expenses); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to
Section 2.

         8. EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Shares and Warrant Shares with respect to the registrations pursuant to Section 3 for each Holder, including (without limitation) all registration fees, filing and qualification fees, printing fees and accounting fees relating or apportionable thereto (and including the reasonable fees and disbursements incurred of only one counsel for the selling Holders selected by them, up to a maximum of $5,000 for such counsel fees), but excluding underwriting discounts and commissions relating to Shares.

         9. INDEMNIFICATION. In the event any Shares and Warrant Shares are included in a registration statement under this Agreement:

                 (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers and directors of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will reimburse each such Holder, officer or director, underwriter or controlling person for any legal or other expenses



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

reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.

                 (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter or controlling person, or other such Holder or director, officer or controlling person may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company and any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 9(b) exceed the gross proceeds from the offering received by such Holder.

                 (c) Promptly after receipt by an indemnified party under this
Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that all indemnified parties shall have the right to retain their own counsel, who shall represent all such indemnified parties and who shall be reasonably acceptable to the indemnifying party, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified parties by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between any indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.



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                 (d) The obligations of the Company and Holders under this
Section 9 shall survive the redemption and conversion, if any, of the Preferred Stock, the completion of any offering of Shares and Warrant Shares in a registration statement under this Agreement, and otherwise.

         10. REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

                 (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144;

                 (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                 (c) furnish to any Holder, so long as the Holder owns any Shares, forthwith upon request (i) a written statement by the Company, if true, that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration.

         11. AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder, each future Holder, and the Company.

         12.     MISCELLANEOUS.

                 (a) This Agreement constitutes the entire agreement among the parties with regard to the subjects hereof. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. Nothing in this Agreement is intended to confer on any third party any rights, liabilities or obligations, except as specifically provided.

                 (b) The titles and subtitles used in this Agreement are for convenience only and are not to be used in construing or interpreting the Agreement.

         13. NOTICES. All notices required or permitted under this Agreement shall be made in writing signed by the party making the same, shall specify the section under this agreement pursuant to which it is given, and shall be addressed to (i) The Company Attn: President, 14282 Franklin Avenue Tustin, CA 92680, Telephone No. (714) 838-0500, Telecopy No. (714) 838-9433, and
(ii) the Holder at their respective last address as the party shall have furnished in writing as a new address to be entered on such register. Any notice, except as otherwise provided in this Agreement, shall be made by fax an shall be deemed given at the time of transmission of such fax.


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         14.       TERMINATION. This Agreement shall terminate on the date
that is three years from the date of this Agreement; but without prejudice to (i) the parties' rights and obligations arising for breaches of this Agreement occurring prior to such termination or (ii) other indemnification obligation under this Agreement.

         15. ASSIGNMENT. No assignment, transfer or delegation, whether by operation of law or otherwise, of any rights or obligations under this Agreement by the Company or any Holder respectively, shall be made without the prior written consent of the majority in interest of the Holders or the Company, respectively; provided that the rights of a Holder may be transferred to a subsequent holder of the Holder's Shares and Warrant Shares (provided such transferee shall provide to the Company, together with or prior to such transferee's request to have such Shares and Warrant Share included in a Demand Registration or Piggyback Registration, a writing executed by such transfers agreeing to be bound as a Holder by the terms of this Agreement); and provided further that the Company may transfer its rights and obligations under this Agreement to a purchaser of all or substantial portion of its business if the obligations of the Company under this Agreement are assume in connection with such transfer, either by merger or other operation of law (which may include without limitation a transaction whereby the Shares and Warrant Shares are converted into securities of the successor in interest) or by specific assumption executed by the transferee.

         16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A. applicable to agreements made in and wholly to be performed in that jurisdiction, except for matters arising under the Act or the Securities Exchange Act of 1934, which matters shall be construed and interpreted in accordance with such laws. Any action brought to enforce, or otherwise arising out of, this Agreement shall be heard an determined only in either a federal or state court sitting in the county of Orange in the State of California, U.S.A.

         IN WITNESS WHEREOF, the undersigned have executed this Registration Rights Agreement as of the date first above written.

         COMPANY                                 INVESTOR(S)

TECHNICLONE INTERNATIONAL
CORPORATION

                                                 -------------------------------
                                                 (Print Investor's Name)

By:                                              By:
   ---------------------------------                ----------------------------
         Lon Stone                                           (Signature)
         President and CEO

Address:                                                    Address:

14282 Franklin Avenue                               ----------------------------
Tustin, CA 92640                                    ----------------------------



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Telephone No. (714) 838-0500                        ----------------------------
Telecopy No. (714) 838-9433                         ----------------------------
                                                    Telephone No. (   )
                                                                       ---------
                                                    Telecopy No. (   )
                                                                       ---------



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